Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2021, relating to the consolidated financial statements and financial statement schedule of ANSYS, Inc. and subsidiaries, and the effectiveness of ANSYS, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ANSYS, Inc. and subsidiaries for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

February 24, 2021